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This filing consists of a transcript of the Merck & Co., Inc. (“Merck”) 2009 Annual Meeting of Stockholders held on April 28, 2009.  Portions of the transcript contain descriptions and communications in connection with the proposed transaction between Merck and Schering-Plough Corporation

VOICE:  Ladies and gentlemen, thank you for attending the Merck Annual Meeting of Shareholders.  At this time, we ask that all shareholders join us in the auditorium where the meeting will begin shortly.  A few important announcements, as you take your seats, please note, food and drink are not permitted in the auditorium.  Also, kindly turn off any cell phones, pagers, or BlackBerry's for the duration of the meeting.  Thank you.

VOICE:  Welcome to the theatre at Raritan Valley Community College.  For your safety, please take a moment to locate the exit nearest your seat.  In the unlikely event of an emergency, please proceed in an orderly fashion to the nearest exit.  Raritan Valley Community College is completely smoke free.  Thank you.

DICK CLARK:  Good afternoon ladies and gentlemen, and welcome to the 2009 Annual Meeting of the Stockholders of Merck and Company.  It is now 2:00 o’clock, the official time to start our meeting.  I’m Dick Clark, Chairman, President and Chief Executive Officer, and I will now call this meeting to order.

On the stage with me is the Company’s Senior Vice President, Secretary and Assistant General Counsel, Celia Colbert, who will serve as Secretary of today’s meeting.

Ms. Colbert has informed me that we have a quorum.

I direct your attention to today’s agenda which we plan to follow as closely as possible.  Before we begin, I want to thank Dr. Casey Crabill, President of Raritan Valley Community College for allowing us to use your facilities.  You’ve been a great neighbor to Merck, and we appreciate our long association with the college.

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP, as an independent registered public accounting firm for Merck for 2009 subject to stockholders ratification at this meeting.

Here representing PricewaterhouseCoopers, are Gerry Flynn, Denis Naughter, and Graham Poles.

Welcome, and thank you for joining us.

Now I’ll introduce Merck’s Board of Directors.  I ask Board Members to rise and remain standing as I read your names.

May I ask stockholders to hold your applause until all are introduced:

Leslie A. Brun, Chairman and Chief Executive Officer, SARR Group, LLC;

Thomas H. Glocer, Chief Executive Officer, Thomson Reuters Corporation;

Steven F. Goldstone, retired Chairman and Chief Executive Officer of RJR Nabisco; William B. Harrison, Jr., retired Chairman of the Board of J.P. Morgan Chase & Company;

Dr. William N. Kelly, Professor of Medicine, Biochemistry, and Biophysics, at the University of Pennsylvania School of Medicine;

Rochelle B. Lazarus, Chairman, Ogilvy & Matter, Worldwide;

Carlos E. Represas, Chairman of Nestle Group, Mexico;

Dr. Thomas E. Shenk, Elkins Professor of the Department of Molecular Biology at Princeton University;

Anne M. Tatlock, Retired Chairman and Chief Executive Officer of Fidelity Trust Company, International;

Dr. Samuel O. Thier, Lead Director of the Board and Professor of Medicine and Health Care Policy Emeritus, at Harvard Medical School.

Wendell P. Weeks, Chairman and Chief Executive Officer of Corning Incorporated; and Peter C. Wendell, Managing Director of Sierra Ventures.

Dr. Harry R. Jacobson, Vice Chancellor, Health Affairs, at Vanderbilt University could not be with us today.

Les Brun and Carlos Represas, new candidates for election by stockholders at this Annual Meeting, joined the Merck board in July 2008 and February 2009 respectively.

Dr. Thomas R. Cech, President of the Howard Hughes Medical Institute is also a new candidate for election by stockholders today.

We look forward to welcoming Tom to the Merck meeting in May when his election becomes effective.

The superb Board of Directors represents a depth of experience in business, science and medicine and a broad range of perspectives.

Our Company is fortunate to be served by people of such extraordinary passion and commitment.

Thank you very much ladies and gentlemen.

(Applause)

Now I’d like to introduce the members of our Senior Leadership team.  Please stand as I call your names.  Again, I ask that you please hold your applause until all the members have been introduced.

Willie A. Deese, Executive Vice President and President Merck Manufacturing Division;

Kenneth C. Frazier, Executive Vice President and President of Global Human Health; Mirian M. Graddick-Weir, Executive Vice President, Human Resources;

Peter N. Kellogg, Executive Vice President and Chief Financial Officer;

Peter S. Kim, Executive Vice President, and President of Merck Research Laboratories,

Bruce N. Kuhlik, Executive Vice President and General Counsel;

Margaret G. McGlynn, President, Merck Vaccines and Infectious Diseases;

Chris Scalet, Executive Vice President, Global Services and Chief Information Officer; and

Adam H. Schechter, President, Global Pharmaceuticals.

Please join me in recognizing the efforts of our excellent management team.

(Applause).

It's good to see all of you here today.  It's especially good to see so many Merck retirees and have the opportunity to talk with you about some of the exciting things on our horizon.  This certainly has been an eventful year, for this country, for the healthcare industry and for Merck.  Major shifts in the economic and political landscape have coincided with significant changes in our industry.  At the same time, we continue to dramatically transform this Company to build a new Merck for a new era.  This process has not been without its challenges.  We’ve had to make some tough decisions along the way.  Our experience in 2008 both tested and proved Merck’s resilience. We have some terrific opportunities as well.  One of the most exciting is the opportunity to combine with our long-term partner, Schering-Plough.  We will come back to the proposed merger in a few moments, but first, I want to take a moment to look back on the progress we’ve made since our last meeting.  Our strategic actions over the past four years have been focused on positioning Merck for long-term success.  My goal and the goal of this leadership team is to ensure that Merck emerges as a leader in the healthcare industry of the future.  This year, we have continued to make progress towards fundamentally changing this Company.  We have made good strides to re-engineering our business model.  We continue to change the way we approach research and development.  New initiatives are enabling us to accelerate the discovery process and improve our research productivity and increase our probability of success.  At the same time, we continue to seek out external collaborations that complement and extend our own world-class internal capabilities.  In fact, we are now operating in our new commercial sales model in the United States and other markets around the world. At the same time, we continue to drive improvements and efficiencies and effectiveness.  We’re especially excited about the opportunity presented by Merck BioVentures.  Using a proprietary technology, we brought into our labs with our 2006 acquisition of GlycoFi. We believe this new business has the potential to position Merck to become a leading provider of high quality, competitively priced, follow-on biologics.  In addition, we are working actively to expand our presence in emerging markets such as China, India, Korea, Russia, Turkey, Poland and Brazil.  We are on track to achieve our goal of $2 billion in sales from emerging markets by 2010.

We have made great strides in positioning Merck for success, but there’s no question that these are challenging times.  Let’s look back briefly at our 2008 results.  For year 2008, earnings per share were $3.42 excluding certain items.  Reported EPS, was $3.64.  While we are pleased with the performance of many of our new products, strong revenue growth internationally was offset last year by continued challenges and demand for SINGULAIR and GARDASIL in the United States.

Back in January, we said that the first quarter 2009 would be the most challenging quarter of this year.  Our first quarter results in earnings per share were 74 cents excluding certain items, and our reported EPS was 67 cents.  Looking ahead, we continue to believe our performance in the second half of the year will be stronger relative to the first quarter because of the normal seasonality of vaccines and SINGULAIR, improvements in supply for the ZOSTAVAX shingles vaccine and continued growth in our newest products.  Let me take a moment to address how the difficult global economy is affecting Merck’s business.  Many of our customers are expecting the effects of the harsh economic environment.  Patients, providers and payers around the world are facing difficult choices about spending on healthcare, including medicines and vaccines.  This is evident based on the decrease in physician visits and the lower treatment initiatives and compliance rates for patients with chronic diseases such as diabetes.  In the United States, wholesalers too appear to be responding to the uncertain economy by reducing their inventory levels for some of our most widely used products.  All of this puts additional pressure on us to continue providing significant value and innovation to all of our customers.  In addition to external economic factors, our performance in the first quarter also was hurt by the 2008 loss of marketing exclusivity by FOSAMAX, the soft performance of SINGULAIR and GARDASIL and manufacturing constraints in our vaccine supply.  We achieved continued strong growth around the world from our newest medicines:  JANUVIA, JANUMET, and ISENTRESS and sales volume increased by 6 percent outside the United States.  However, this growth was more than offset by the unfavorable effects of foreign exchange.  During the first quarter, we also announced four significant agreements with new partners including Biotech and pharmaceutical companies that will bolster our late stage therapeutic pipeline and drive near and long-term growth.  Looking ahead, we believe our performance in the second half of the year will be stronger and we remain on track to meet our full year earnings guidance.  Of course, our major news last quarter was our announcement that we planned to merge with our long-term partner Schering-Plough.  We believe this transaction makes outstanding strategic sense, and will create meaningful value for our shareholders.  Under the terms of the deal, each Merck share will automatically become a share of the combined company.  Upon the closing of this transaction, Merck shareholders are expected to own approximately 68 percent of the combined company, and Schering-Plough shareholders approximately 32 percent.  We are on track to complete the merger in the fourth quarter of 2009 subject to regulatory and shareholder approval.

The combination of these companies makes for a unique suitable match.  It brings together two strong science-based organizations with complementary products and customer focused selling models to create a global healthcare leader that can deliver consistent, sustainable growth and meaningful value to shareholders.  Peter Kim will talk more in a few minutes about the benefit of the proposed merger under R&D capabilities.

For now, let me just say that this transaction will significantly expand not only the number but also the diversity of potential medicines and vaccines in our pipeline.  The combination also will significantly expand our global reach while providing substantial synergies and opportunities for efficiencies above and beyond the cost programs already underway at both companies.

The new Merck will have a much more diverse product portfolio as you can see on this slide.  Merck and Schering-Plough have targeted many of the same therapeutic areas so we expect to benefit from our combined companies and expertise in these areas by increasing the new company’s ability to help physicians and healthcare systems improve patient outcomes.  This transaction also gives us a broader set of products with significant market exclusivity contributing to our goal of maintaining stable, consistent top-line growth.  The new Merck also will benefit from the industry leading team of marketing and sales professionals throughout the world.  Merck has been working to build our presence outside the United States.  The combination of Merck and Schering-Plough will dramatically accelerate these efforts.  We believe this merger makes sound strategic sense and will drive compelling financial benefit for shareholders.  One of our goals going into this was to maintain Merck’s strong financial profile.  We believe we have done that.  In addition to significant cost savings opportunities, this transaction gives us the enhanced financial flexibility to invest in promising drug candidates as well as external R&D.  Moreover, we believe that Merck/Schering-Plough combination will generate $15 billion in free cash flow in 2013.  The transaction with Schering-Plough was structured to maintain our current credit ratings.  We are pleased to confirm that the rating agencies have maintained Merck’s current strong ratings following the merger announcement.  Let me also say that we are committed to maintaining our current annual dividend of $1.52 per share for shareholders of the combined company.  Merck and Schering-Plough are making good progress towards completing the merger on schedule.  We have taken a number of key steps since our March 9th announcement.  The syndication of financing has been completed.  We have made the appropriate filings with regard to the Hart-Scott-Rodino Antitrust Improvements Act.

And we expect to file our preliminary S-4 proxy filing toward the end of next month so that both companies' shareholders can vote on the transaction.  This pending merger is a remarkable moment for this Company.  Merck hasn’t entered into a merger of this magnitude since we combined with Sharp & Dohme more than 50 years ago.

The integration of Merck and Schering-Plough will be a significant undertaking.  Our integration team is focused on bringing our two companies together as quickly as we can once the transaction closes, and doing so in a thoughtful, deliberate and collaborative manner.  As I said before, our key priority is keeping the best talent from both companies.  The new Merck will be a much larger organization and we expect that the substantial majority of Schering-Plough employees will remain with the combined company.

The past few years have been a time of transformation for Merck and the coming months will bring even more change, but even as we work to align and integrate these two great companies, we know there are some things that will not change.  First and foremost, we remain true to our core principle of putting patients first.  We continue to seek out new innovative ways to meet patients' needs, while also maintaining our long standing commitment to help people around the world get the medicines and vaccines they need.  Scientific excellence has always been and remains the cornerstone of Merck.  We believe the merger with Schering-Plough will help take our scientific passion and drive it to the next level.

At the same time, our commitment to operating openly, honestly and ethically remains as strong as ever.  Last October, Merck began reporting grants of over $500 to U.S. organizations in support of independent accredited educational programs for healthcare professionals.  In 2009, Merck will begin to voluntarily disclose payments to U.S. based medical and scientific experts who speak on behalf of our Company regarding our products or other healthcare topics we identify.

We also remain committed to supporting the communities in which we live.  Everyday, Merck employees are giving back to their communities through our recently enhanced MerckVolunteers program which grants employees up to twenty hours of time annually during regular work hours to volunteer at approved non-profit organizations.

In tough economic times, we know it is more important than ever to help people get the medicines they need; so we’ve recently increased the income parameters at the Merck Patient Assistance Program to provide greater access to our 50 year-old program.  We also have rolled up our sleeves to work with the Obama Administration and Congress to support the enactment of common sense plans to expand healthcare coverage and improve quality and ensure that we all get good value for our healthcare dollars.  As a global company, we know that our impact on the communities in which we live and work goes beyond healthcare.  Two weeks ago, Governor Jon Corzine and other officials joined us to visit our headquarters nearby in Whitehouse Station, to dedicate a new solar energy system.  This new system covers 7 ½ acres and will provide about 2.5 million kilowatt hours of energy per year.  We rely on the integrity, skills, and diversity of our employees to achieve our business goals.  We value the many contributions of our current and former employees and are committed to keeping you informed about the Company.  We’ve launched a new retiree website, MerckConnections.com to help us do this.  I hope you had a chance to preview this site before the meeting.  If not, please pick up a special notepad about the retiree website in the lobby as you leave today’s meeting.  I believe the values on which this Company was built will serve us in good stead as we continue to transform ourselves for this new era.  As I said last year, our goal is to deliver results and honor the values that reflect Merck’s ongoing commitment to patients and to our stockholders.  I hope that you leave this meeting confident that the decisions we are making will help to ensure the best possible future for Merck.  Now I’d like to introduce Dr. Peter Kim, President of Merck Research Laboratories, who will tell you about the innovative work our scientists are doing to help build a new Merck.  Peter.

PETER:  Thank you, Dick.  Once again, it’s good to be with you this afternoon.  We meet at an exciting time for Merck Research Laboratories.

We’ve established a strategy of science-based diversification to manage the risks inherent in drug discovery research.  We’re enthusiastic about our planned merger with Schering-Plough, and we’re anticipating the added value to our research strategy and to our pipeline that this merger will produce.  We are advancing the most promising candidates in our pipeline so that we can continue to bring the market the drugs and vaccines the patients want and need.  As Dick said, we are building the new Merck.  Merck’s success is and always has been directly linked to the success of our research efforts – research that leads the development of therapeutic treatments that address the unmet medical needs of the patients we serve is fundamental to Merck.  Yet, the very nature of drug discovery and development involves risk.

Not every promising compound develops into a new drug.

Not every brilliant theory results in a practical application.

Not every research investment yields a profitable product.

Scientific research always involves risk but that risk can be managed.  At MRL, we have been managing the inherent risk of science-based research and development by diversifying our portfolio.  This science based diversification means that we are balancing the various levels of risk involved with the various avenues of research.  We are diversifying the patient populations for whom we seek to develop new medicines.  We’re working to produce medicines that will serve the needs of patients in primary care, specialty care, and in hospital settings.  We are diversifying our approaches to the drug development process.  We are balancing our investments across diverse approaches that carry different probabilities of success.

First, we continue to invest in novel, targets and innovative technologies that could lead to future breakthroughs, and while these novel approaches may have a low probability of success, we think it is critical to pursue them because they have the potential for maximum impact on human health as we know from experience.  Next, we are also pursuing best-in-class products that improve upon treatments that have already shown clinical proof of concept.  Our goal with this approach is to reduce the undesirable side effects or make it easier to take or administer an existing drug.  This approach has a higher probability of success.  And third, by successfully managing the entire life cycle of our existing drugs, we are pursuing avenues that both deliver maximum value to patients and carry the highest probability of success.  By developing new formulations and indications, we are working to meet the needs of even more patients.  Utilizing all three of these approaches, our researchers have continued to bring forward innovative products to meet patient needs.

Most recently, our approach to discovery of novel and best-in-class medicines has led to JANUVIA, GARDASIL and ISENTRESS.

In addition, by using our diversified approach to development, we’ve advanced several promising product candidates into late stage clinical testing.  These include potential new treatments for heart failure, atherosclerosis, migraine, cancer, diabetes and osteoporosis.

I should also mention that we are diversifying our portfolio of modalities for developing new products.  We are pursuing promising avenues of research in small molecules, vaccines, biologics, peptides and RNAi.  The promise of RNAi technology for example, is not yet proven.  But it has the potential to completely change the landscape for the development of new medicines.  We are committed to exploring innovative and promising technologies such as RNAi because while there is risk involved, the potential rewards make it a risk worth taking.  This commitment to science based diversification allows MRL to manage the inherent risk to scientific research while still allowing us to invest in innovative science that could advance patient care that makes it possible for us to continue the research that has long made Merck a global leader in the discovery and development of new drug therapies and vaccines, and it makes it possible for us to achieve both incremental advances and great leaps forward in patient treatment and care.

Merck’s commitment to discovering/developing important therapies for patients is at the heart of our Company.

It’s a commitment that Schering-Plough shares.  This shared commitment, coupled with the numerous other complementary aspects of our two organizations will make our combined research and development capacity even greater than that of each of our organizations alone.

Merck and Schering-Plough’s R&D organizations share a common culture of scientific excellence.  Their pipeline, like ours, is strong and innovative.  Their scientists are working in mechanisms not tested before, and they are breaking new ground in a variety of therapeutic areas.

Schering-Plough, like Merck, has a diversified research portfolio.  Their researchers are pursuing novel medicines.  They are developing best in class products and they are working successfully to extend the indications of their existing drugs and to bring to market new formulations that make it easier for patients to take their medicines.  Once the transaction between Merck and Schering-Plough is complete, we will have a significantly more diverse R&D portfolio.  This diversity, however, will be in many of the same therapeutic areas where we have already been focusing including cardiovascular, metabolic, respiratory, and infectious diseases as well as in immunology.  In those areas where our capacity is still maturing, such as oncology and neuroscience, Schering-Plough already has an established presence so in both oncology and neuroscience, this transaction will accelerate our progress far faster than we could have achieved on our own.  This transaction will also substantially increase Merck’s position in biologics.  Schering-Plough has considerable experience in biologics discovery, development, and manufacturing and an attractive early-stage biologics pipeline.

Adding Schering-Plough’s unique biologic capabilities will extend our reach and our capabilities.   They will complement Merck’s novel, proprietary biologics platform and will advance our commitment to become an industry leader in this rapidly advancing field.  And while each of them is pursuing new therapies, in many of the same therapeutic areas, there will actually be very little overlap within each area.  That’s because the compounds in which we have been working do not have the same targets or mechanisms of action.

Our two pipelines truly do dovetail.  With just two exceptions, there is no overlap in the approaches that we are taking in our late stage pipelines.  Given the size of each pipeline, it is remarkable that there are only two examples of compounds with the same mechanism of action.  When we look at the late-stage compounds we each have in development, we see just how well our pipelines are aligned.  The area of cardiovascular disease illustrates this clearly.  At Merck, we have been making major investments in compounds to treat atherosclerosis and heart failure.  We currently have three compounds in Phase III, and two in Phase II of development for the treatment of atherosclerosis.  At Schering-Plough, their R&D focus in the cardiovascular field has been on atherothrombosis.  Their Phase III compound, a thrombin receptor antagonist, or TRA, is designed to prevent and treat atherothorombotic events in patients with acute coronary syndrome.   I consider TRA to be the most exciting compound in Schering-Plough’s pipeline.  Being able to offer treatment for both atherosclerosis and atherothrombosis would make Merck a clear leader in the prevention and treatment of cardiovascular disease, and this is just one of the therapeutic areas where this will be true.  By rigorously prioritizing our portfolios and by using outside experts to help us in that effort, we will make the best use of our combined R&D expertise and experience to ensure that we deliver innovative medicines to address unmet medical needs.  The complementary nature of the work we each have been pursing is such that the combination of our two research organizations will produce an acceleration of the strategic directions that we have already established.

So rather than trying to bring together two research organizations that largely duplicate each other, our combined capacity will instead deepen and broaden our ability to advance our research into the therapeutic areas in which we are concentrating.  Our Phase III pipeline, for example, will double to 18 candidates.  I’m confident that we will achieve leadership across the therapeutic areas in which we have concentrated our focus sooner than we would have otherwise been able to.  Indeed, I believe that our combined pipeline will be without question the best in the industry.

Since we met a year ago, Merck’s own pipeline, of course, has continued to advance.  As of Feb. 15th, 18 compounds have entered Phase I, 11 have advanced into Phase II of development, and 3 have advanced into Phase III.  We have achieved important progress across the entire spectrum of our therapeutic areas.  As we approach the expected conclusion of the merger between Merck and Schering-Plough there is, of course, some concern about just how successfully we will be able to combine our two research organizations.  That concern is understandable given the experience that others in the industry have endured following large mergers.  What makes this transaction different and what will enable us to avoid the difficulties others have faced, is that our two research organizations are truly complementary.  First, we work hard to manage the inherent risk of pharmaceutical research and development.  By adding Schering-Plough’s pipeline to Merck’s, we are enhancing and accelerating our commitment to science-based diversification.  Second, our scientists share a commitment to excellence and the vision of leveraging the best science to meet major unmet medical needs.  And third, the compounds in our combined pipeline will broaden and strengthen our pipeline with almost no duplication.  We believe the combined pipeline will be the best in the industry.  In short, we are bringing together two research organizations that already have a lot in common.  Those common elements will provide us with greater opportunities to advance science and innovation in the cause of relieving human suffering and promoting human health.  They will help ensure that Merck research continues to do what it has always done best, discover and continuously develop the drugs and vaccines that patients want and need.  Thank you very much.

DICK CLARK:  Continuing now with the meeting, I note for the record that Bruce Kuhlik, Celia Colbert, and I are members of the Proxy Committee, and now I ask Ms. Colbert as Secretary to report on our quorum and other matters.

CELIA COLBERT:  Proxies have been received totaling 1,740,877,000 votes or 82.59 percent of the total votes entitled to be cast.  This substantially exceeds the majority required for a quorum.  This meeting is held pursuant to the notice of Annual Meeting that we began mailing on March 13, 2009 to all stockholders of record on February 27th, 2009.

DICK CLARK:  In accordance with the resolution of the Board, dated February 24, 2009, Michael J. Barbera, and Henry C. Warnke, of IVS Associates, Inc., are appointed as Inspectors for this meeting and have executed an oath of office to conduct the voting and canvas and receive the ballots.  In the interest of time, we will dispense with reading the minutes of our previous meeting, but the minutes are available to anyone who wishes to see them.  The proposals will be presented in the order set forth in the Proxy Statement.  There will be an opportunity for questions on each proposal.  In order to give everyone a chance to participate, we ask that each proponent’s statement be no longer than 3 minutes, and any questions pertaining to the statement be no longer than 3 minutes.  At this time, please limit your questions to the proposal on the floor.  There will be ample time for general questions later in the meeting.   If you have a question, please raise your hand and wait to be recognized.  When it is your turn, the microphone in front of you will be "on" and ready for use.  Please speak into the microphone and identify yourself before asking your question.  If you have already mailed in your proxy or voted by telephone or the Internet, you do not need to vote in person unless you wish to change your vote.  Will stockholders who wish to vote in person, please raise your hand so that ballots may be distributed to you.  If your shares are held in street names, and you have a legal proxy from your broker to vote your shares, you will need to take a ballot.  We ask you to mark the appropriate part of your ballot after each item is presented. The Inspectors will collect the ballots and legal proxies when the voting is completed.  I declare the polls officially open.

The first item of business is election of directors.  The Board nominees are Leslie A. Brun, Thomas R. Cech, Richard T. Clark, Thomas H. Glocer, Steven F. Goldstone, William B. Harrison, Jr., Harry R. Jacobson, William N. Kelley, Rochelle B. Lazarus, Carlos E. Represas, Thomas E. Shenk, Anne M. Tatlock, Samuel O. Thier, Wendell P. Weeks, and Peter C. Wendell for terms expiring in 2010.  Dr. Cech is a first time candidate for election to the Merck Board.  Mr. Brun, who joined the Board in July 2008, and Mr. Represas, who joined the Board in February 2009, had not previously been elected by Stockholders of the Company.  I note for the record that no nomination for Director has been properly made in advance of this meeting by any stockholder of the Company.  Are there any questions?  Those stockholders voting in person should now mark their ballots for Directors.  Another item of business is a proposal to ratify the appointment of PricewaterhouseCoopers, LLP, as the independent, registered public accounting firm for 2009 as set forth in the Proxy Statement.  The Board of Directors recommends a vote for this proposal.  Are there any questions on this proposal?  If you’re voting in person, please mark your ballots with respect to this proposal.  The next item of business is a proposal to amend the Restated Certificate 0f Incorporation to limit the size of the Board to no more than 18 Directors as described in the Proxy Statement.  The Board of Directors recommends a vote for this proposal.  Are there any questions on this proposal?  If you’re voting in person, please mark your ballots with respect to this proposal.  We now come to the stockholder proposals.  The first stockholder proposal is from Mr. William Steiner and concerns Special Shareholder Meetings.  Is Mr. Steiner or an authorized representative here to introduce this proposal?

MALE VOICE:  Mr. Clark, (unintelligible) [44:27] I so do as Vice President of United Steel Workers, I’m prepared to  (unintelligible) to get for Steiner.

The proposal before the stockholders to approve is concerning special shareholder meetings.  Over here (Unintelligible) [44:33] Steiner, Piermont, New York.  Shareowners ask our board to take the steps necessary to amend our bylaws and any appropriate governing document to give owners of 10 percent of our outstanding common stock (or the lowest percentage allowed by law above 10 percent) the power to call special shareholder meetings.  Special meetings allow shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings.  If shareholders cannot call special meetings, management may become insulated and investor returns may suffer.  Shareholders should have the ability to call a special meeting when a matter that is sufficiently important to merit prompt consideration.  Shareholders’ input on the timing of shareholder meetings is especially important during major restructuring when events unfold quickly and an issue may become moot by the next annual meeting.  Last year, at our 2008 annual meeting, this proposal won 57% of shareholder votes, however, our company adopted the (Unintelligible) [45:31] for 25 percent of shareholders to call a special meeting.  Due to our first ownership a 25 percent threshold may be unattainable under the circumstances.  Please acknowledge on our Board respond positively to the proposal to enable 10 percent of shareholders to call special shareholder meetings.

DICK CLARK:  In February, the Board of Directors adopted an amendment to the Company’s By-Laws to require the Board to call a special stockholders meeting at the request of holders of 25 percent or more of the Company’s stock.  Prior to this amendment, a request of holders of a majority of the shares entitled to vote was necessary to require the calling of the special stockholders meeting.  In addition, under New Jersey law, the holders of 10 percent or more of the Company’s stock have the right to call a special shareholders meeting upon the showing of "good cause" in New Jersey Superior Court.  The Board believes that By-Law amendment that lowered the threshold for calling a special meeting from majority approval to support from 25 percent of stockholders, affords meaningful opportunities for stockholders to call special meetings without establishing a good cause or obtaining a court order.  The Board believes that the Company’s approach coupled with the protection under New Jersey law, appropriately balances the interests of the company and its stockholders.  The Board of Directors recommends a vote against this proposal.  Are there any other questions on this proposal?  If you’re voting in person, please mark your ballots with respect to this stockholder proposal.

Then next item is a stockholder proposal from Mr. Kenneth Steiner concerning an Independent Lead Director.  Is the proponent or an authorized representative here to introduce the proposal?

MALE VOICE:  Here Mr. Clark, I (Unintelligible) [47:24] Mr. Steiner.  Proposal number 5, stockholder proposal concerning an Independent Lead Director.  On behalf of Mr. Steiner of Great Neck, New York, shareholders ask our Board to take the steps necessary to adopt a by-law to require that our company have an Independent Lead Directors when ever possible with clearly delineated duties.  This Lead Director would be elected by and from the independent Board members and would be expected to serve for more than one continuous year unless our company at the time has an independent Board Chairman.  The standard of independence would be the standard established by the Council of Institutional Investors, which is simply an Independent Director is a person whose directorship constitutes his or her only connection to the corporation.  These clearly delineated duties of the independent lead director is that shareholder’s interest are providing independent oversight and management including our CEO. An Independent Lead Director will clearly relate an interview [Inaudible] and promote greater management accountability to shareholders and lead to a more objective and [Inaudible] evaluation of our CEO. Please carefully pull this one possibly from the [Inaudible] ...

DICK CLARK:  Thank you Mr. Hughes. Adoption of this proposal is unnecessary as the Policies of the Board already require a Lead Director of the Board. The Policies were updated in 2008 to more clearly delineate the responsibilities of the Lead Director. Those Lead Director responsibilities set forth in the Policies of the Board include all of the duties delineated in this proposal. The Board of Directors believes that the interests of the Stockholders are well served by a board that can adapt its structure to the needs of the Company and the capabilities of its directors. The proposal, if adopted, would deprive the Board of this flexibility, given the Board’s demonstrated leadership in changing itself to meet evolving needs. In 2005 the Board determined that its governance approach would be best served by not appointing a Chairman of the Board. Instead from May 2005 to April 2007 the Board’s Executive Committee comprised of independent directors collectively performed the functions typically discharged by the Chairman of the Board. In December 2006, the Board again changed its structure by appointing the Company’s chief executive officer as Chairman of the Board and Dr. Samuel Thier as the Lead Director, effective April 24, 2007.

The proposal, if adopted, would eliminate the Board’s ability to organize its functions and execute its duties related to providing independent leadership to the Board in the manner best suited to meet the Company’s changing needs and capabilities.

The Board of Directors recommends a vote AGAINST this proposal.  Are there any questions on this proposal?

If you are voting in person, please mark your ballots with respect to this stockholder proposal.

The last item is a stockholder proposal from The Firefighters’ Pension System of the City of Kansas City, Missouri, Trust, concerning an Advisory Vote on Executive Compensation.

Is a proponent or an authorized representative here to introduce this proposal?

GLEN JOHNSON:  Good afternoon, Chairman, Members of the Board and fellow Shareholders. My name is Glen Johnson and I’m here to present the Shareholder proposal filed by The Firefighters Pension System of Kansas City Missouri, Trust. Their proposal can be found on page 72 of your Proxy Statement. This proposal requests the Board adopt a policy that gives shareholders the opportunity to ratify the compensation of the named Executive Officers as disclosed in the Company’s Proxy Statement. The Shareholder vote would be advisory, non binding and would not affect any compensation paid or awarded to any named Executive Officer. This type of proposal is commonly referred to as Say on Pay. Investors are increasingly concerned about the connection between the compensation of the top officers of a company and the creation of shareholder value. According to the corporate governance practices in this country, shareholders can express displeasure with executive pay by voting against an equity based incentive plan when it is presented at an annual meeting of shareholders or withhold their vote from an incompetent nominee to the Board who is a member of the compensation committee. These two methods do not provide a means of giving the compensation committee shareholder input on how to better tie performance goals with award values and the use of shareholder money to pay for other forms of compensation such as severance pay, retirement plans or perks. There is growing support for shareholders say on pay proposals. Eleven such proposals received majority support in 2008 and 6 companies - Aflac, Risk Metrics, Little Field, H&R Block, Jackson Hewitt, and Zale, voluntarily submitted their executive compensation practices to shareholders and received approval votes ranging from 63% to 99%. In addition a bill requiring an advisory vote passed the U.S. House of Representatives and both Presidential candidates endorsed it. Also starting this year companies receiving TARP funds must submit their compensation practices to an advisory shareholder vote. In conclusion, adaption of this proposal would provide shareholders with a mechanism to give the Board feedback on the company’s compensation practices that could be a helpful tool to them when shaping executive pay packages. If you agree with this, please support our proposal. Thank you.

DICK CLARK:  Thank you Mr. Johnson. The proponent recommends that shareholders be asked to ratify compensation paid to the Company’s Named Executive Officers and that shareholders be provided narrative disclosure of material factors necessary to have an understanding of the Summary Compensation Table, but not the Compensation Discussion and Analysis.

The Compensation and Benefits Committee of the Board, which is comprised entirely of independent Directors, is responsible for establishing and maintaining a competitive, fair and equitable compensation policy that attracts, motivates, and retains the talented employees necessary to execute the Company’s strategies and achieve its goals.

The Committee considers both public and confidential information about the Company’s strategies and performance when assessing executive performance and setting compensation.

Some of this information could not be made available to stockholders without also providing proprietary competitive data to the Company’s competitors.

As proposed, shareholders would therefore be asked to endorse or reject compensation decisions without complete information.

... or alternatively to have the Company disclose competitive information in a public document.

The results of a requested advisory vote cannot be expected to provide the Company with meaningful results.

If shareholders do not ratify compensation decisions, the Company will understand that shareholders are dissatisfied...

but the source of shareholder dissatisfaction will not necessarily be clear, much less the actions that should be taken to address concerns.

We note that while the United Kingdom has adopted a say on pay requirement, we have not found an evidence of increased investor satisfaction with UK pay practices.

The Board appreciates that shareholders are a crucial stakeholder whose views must be heard and valued.

Shareholders who wish to express their opinion on the Company’s executive compensation strategy, or any other matter of interest to the Company, are encouraged to do so by writing to a member of the Board at the Company’s address.

The Board believes that this approach facilitates a sharing of shareholder views and is ultimately more meaningful and useful to the Board than a non-binding advisory vote that is based on incomplete information.

The Board of Directors recommends a vote AGAINST this proposal.

Are there are any questions on this proposal?

MALE VOICE:  is this on? First of all I think there’s no doubt it’s going to be voted down. It’s going to be voted down for two reasons, whatever the Board of Directors usually recommends most stockholders will go along with it. Secondly, most people don’t realize or don’t believe that the fact of the matter as Warren Buffet said, when you buy into a company you are a partner. And as a partner, I think you are entitled to have only the information which is going on in regard to what they are doing, what their plans are, and what we are paying the people that we have hired to run our company. The fact that you’re saying you will have incomplete information is a cop-out. The fact you’re saying there’s no proof that in the United Kingdom it has proved good, does not take into consideration it has not proven that it is bad. I realize it is not going to be carried, but I hope next time we will have a greater number of people supporting the idea that we as the owners of the Company will be able to express our opinion to the people we hired including our Chairman, Mr. Clark. Thank you sir. (applause).

DICK CLARK:  Thank you for your comments. I appreciate it. If you’re voting in person, please mark your ballots with respect to this stockholder’s proposal.

Since this completes the voting, the Inspectors may now collect the ballots and legal proxies and tabulate the votes.

I declare the polls officially closed.

Now I’ll be happy to answer any questions you may have. Please raise your hands and wait to be recognized. I will try to answer as many of your questions as possible.

In order to do so, I must remind you that we will limit each question to a maximum of 3 minutes.

When you are recognized, please speak into the microphone and identify yourself before asking your questions. In the middle here. Stand up sir.

Q:  My name is Joseph Faschooli, I’m a 14 year employee at Rahway, Merck. I ask you sir, if you have a moral obligation to 120 employees that are going to lose their jobs unlike our neighbor GM who has not, we’re not going out of business, but you’re going to replace them with a management company. I ask you if you have a moral obligation to a community that we have established a - excuse me, a certain level of living standard, do you have a moral obligation to those employees? Thank you.

DICK CLARK: Yeah, thank you for the question. (applause).

Certainly I appreciate the issues that you’re talking about Rahway and the fact that the company has made a decision to outsource some of the jobs that are not core to our business and what it means to the community or to the employees, and I think we’ve always tried to do it with respect for the employees and the fact through enhanced compensation or through the ability to have education programs or the ability to bid on other jobs both at West Point and Elkton, as they come up, in order to stagger that, hopefully it minimizes the number of concerns that you have from an employee or a family standpoint and I certainly understand your position.

There’s a question over at this side. Yes. There’s a hand up. Right there.  Please stand up sir.

Q: Yes. My name is John Smurla. I have a question. Is Merck involved in this swine flu thing anyway at all?

DICK CLARK:  You have a good question. Thank you. Certainly one of the vaccines that we produce is called PNEUMOVAX 23 and one of the secondary infections that you have with the swine flu is pneumonia and so we are currently in discussion with the CDC and other regulatory agencies throughout the world to discuss our ability to give the PNEUMOVAX 23 vaccines to obviously the United States and other countries who may need it if they determine that a pneumonia shot is appropriate for the swine flu reaches that we face, so it’s early yet, but you know as a company we plan to participate as much as we can to help solve the issue if we can. Right here in - stand up sir - or right here then. Yes. Yes ma’am.

Q: Thank you. This is probably for Dr. Kim but I have two questions. One is what’s happening with GARDASIL, it started like gang busters and I want to know its strength and future right now and the other recalling conversation last year with Dr. Kim, they were talking about the possibility of a Parkinson’s medication, some research and some clinical trials and I would be interested in knowing what has transpired since last year. Thank you.

DICK CLARK:  Thank you for that question. Why don’t we start with Mr. Frazier who can help us with the answer on GARDASIL and then we’ll turn to Dr. Kim.

Mr. FRAZIER: Good afternoon. We have tremendous expectations for GARDASIL, it did start very quickly, in most markets, we have been very successful, particularly with teenage girls age 13 to 18, as we sit here today, we have had some issues frankly with women 19 to 26 years of age, we continue to believe that the vaccine has tremendous value and we have a number of programs working with those women’s physicians, largely gynecologists, as well as with those consumers themselves to actually help generate greater demand so we continue to believe in the vaccine, we believe it has tremendous value to the patients as well as to public health.

DICK CLARK:  Dr. Kim?

Dr. KIM:   Parkinson’s disease...   Parkinson’s...

DICK CLARK:  Microphone!

Dr. KIM:   Microphone. Okay, thank you. Thank you, with regard to Parkinson’s disease, we continue to study Parkinson’s disease, several different mechanisms. I should also add that our Schering-Plough counterparts are also studying Parkinson’s disease and again in a similar manner to what I described for the late stage pipeline even though we’re both interested in Parkinson’s disease we’re actually studying it with different mechanisms, so once again I think this is an example of where our two research efforts will be complementary and will be able to bring them together towards addressing this devastating disease. Thank you.

DICK CLARK:  There’s a question right behind you on this side.

Q: Good morning, my name is Dr. Morrell, I’m a physician. My question has to do with the nomination of the board of directors. In general we see that there are only one person nominated for each one of these positions and therefore other people would be quite hesitant to even put their nomination up for grabs because it would very likely be filed and then never heard of again. It seems that the nominations are always people that the other board members know and therefore we never get to see if there’s any rebuttals or any kind of dialogue going on between real, valid candidates. In a real democracy, people get up and make a debate as we’ve seen with Obama and we’ve seen with the other candidates. This is a normal protocol. However, what we have here is we have the Harvard and Yale syndrome, very good on multiple choice exams and networking one another. But the likelihood of someone else getting in a position to show eloquence, to show knowledge, to show depth of things, yes, these should be medical people, the majority of the board. But unfortunately no one with any real qualifications wants to put their name in abeyance, because they see that the likelihood of them actually being a candidate is basically nil, so the question is when are we going to see people who are not nominated by the board, who really have a candidacy and two or three people can be up there debating for why they are the most viable candidate (applause).

DICK CLARK:  Also we believe we have a good process in place and obviously I think the credentials of our board are very outstanding. We do use outside sources to determine board members and vet it very completely. If there are individuals who are interested in being on our board, we actually have a process that allows you to write to us and to be able to do that and so that’s another alternative. Phil?

Phil: ....

DICK CLARK:  Wait a minute for a microphone. You may not need one but....

Phil: Mr. Clark, some of the banks that are being used to fund our merger between Merck and Schering-Plough received TARP money, that TARP money was taxpayer money that is now going to fund a merger which will result in the loss of taxpayer jobs. As a company who professes, we claim to be ethical and above that, where do you feel, what position would you take in that, don’t you think that’s kind of a conflict of interest.

DICK CLARK:  Certainly I don’t because the amount of financing and the banks involved and the limited amount of funding is an issue I can’t comment, I don’t know the exact details, but what we said about the merger is that a substantial majority of Schering-Plough employees will remain with the company and that out of the 100,000+ individuals it’s not only positions in the United States but it’s positions around the world that we will take a look at. I think the other comment I’ll make is even though we’ve lost positions in the United States, this is a separate company. We’ve also at the same time closed facilities in Japan, in Italy and other parts of the world, so it’s just not U.S. focused. Thank you. Yes. The lady right here.

Q: My name is Francine Eckelman and I have a question. I believe I heard a report not too long ago that Merck intends to enter the generic market or marketplace. Is that true and if so, would you please explain to us as shareholders what plans they contemplate?

DICK CLARK:  Yes, we do not plan to enter into the generic business. If you remember several decades ago we were actually in the generic business at West Point and we haven't been in it since. What you may have heard is we’ve started a new company called Merck BioVentures, and with Merck BioVentures, with the type of technology that we’ve been able to acquire through a company called GlycoFi, we absolutely have technology and capability that allows us to [Inaudible] follow on biologics, bio similar or bio betters, but that business around biologics is still based on innovation, and in fact that innovation is going to allow us to put novel mechanisms hopefully in the lab and then for patients worldwide. But the generic business, as we know it today, whether [Inaudible] or a patent and companies are making that generic product or ZOCOR when it went off patent and companies are making that generic, that is not a business that we’re interested in. Yes sir?

Q: My name is Anthony Acatada, and the question I have is regarding the merger with Schering. According to the announcement that stockholders of Schering-Plough will receive .57 shares of Merck stock and $10.50 in cash for each share of stock the question is why the cash payout in lieu of additional shares?

DICK CLARK:  Well, certainly when you look at the total investment from an equity standpoint and what’s the best financing for the company, you have to look at both from a cash standpoint and a shareholder standpoint, a share standpoint and in looking at that, we thought it was appropriate to have that split between cash and shareholder. For the long term value for our shareholders we think that’s the best solution. Other questions? Yes. The lady with her hand up.

Q: I’m Jennette Brown, a retired research chemist, I want to know a question. We have a program called Project Seed which is for economically disadvantaged high school students. The Merck Foundation funds this program but does not allow individuals who want to contribute to this program to match the funds. A former Merck Vice President was not even allowed to match his contribution to Project Seed. I would like you, and probably the only person who could do it to change that. This is Health and Human Services, this is children who cannot afford to become scientists, who do become scientists because the American Chemical Society pays them, and it’s a separate organization, other than American Chemical Society membership. So I’m asking you that question. Also, the Leukemia and Lymphoma Society last year you said that they would do the Light the Night in New Jersey, it happened only in Pennsylvania and you said in person that you would do it in New Jersey and here I am again. I’m ready to get volunteers to come, and I’ll come to any of the sites to get the volunteers to work, to do the Light the Night program.

DICK CLARK:  Thank you for your question. (applause). Could you send the information on Project Seed so I - you know send to my office, I’ll be glad to take a look at that for you. Yes, there’s a person right here, which are...

Q: Good morning, my name is George Barisow, I’m an employee down at West Point. You said you rolled up your sleeves with the present administration on national health care and Merck’s involvement in that, could you give us a little bit more detail and the dynamic that’s taken place for the future?

DICK CLARK:  Yes, that’s a good question. Certainly on health care reform, certainly over the past few years, and as Chairman of the Pharmaceutical Association which I was last year, I think Merck played a major role in really trying to come up with alternatives and solutions that would allow us to meet the President’s objectives, so there’s a lot of common objectives around how do we take care of the uninsured. In a company like ours, there shouldn’t be 40 million plus citizens that are uninsured and don’t have health care coverage of any kind, and so what we’ve been doing is presenting alternatives to President Obama’s administration and how is the best way to do that. And how can we have an impact on the ability to make sure that that happens this time around, and so to the Administration’s credit, there [Inaudible] for those that come with objectives that are trying to meet their goals that you have a seat at the table and I think we’re able to do that and so I’m cautiously optimistic that was in a short period of time at the end of this year or next year perhaps that we’ll have major health care reform in the United States. (applause). Yes, sir.

Q: Hello, my name is Robert Pataki, I’m a 12 year employee at the Rahway site. As previously mentioned I’d like to bring up the 120 jobs that may be eliminated by the company. One of our company’s greatest CEO’s , John Jay Huran, was a leader in affirmative action and had a vision that regardless of race, creed, or sexual orientation that person, he or she could advance as far as their abilities would take them. How does a company forget that vision and can build and move that will affect those jobs that are most are held by minorities and women at that plant.

DICK CLARK:  Thank you for the question. Obviously a major part of what we think Merck is about is diversity. And the rights for minorities and women to be able to work at Merck. We anticipate with the Rahway situation that you raised that the exercise the seniority rights by the affected employees during the layoff and bumping process, if it takes place, should result in more females and minorities being retained. And so we will certainly monitor that. There’s a question in the back there. I’m sorry, I can’t see you, please stand up. Yes. We’ll get you a microphone.

Q: My name is Mary Fedor, oh I’m sorry, my name is Mary Fedorco, but I compliment you on your field of solar panels, I was very interested, I’m a resident of Hunterdon County and every single tidbit that came out in the mail went to my grandson who is studying, who is now completing his masters in alternative energy so he was very pleased to get that information that Merck planted a field of solar panels. But I do have a question. Have there been any studies on whether GARDASIL is indeed effective in preventing cancer in our little girls or is that premature, has it not been enough time to do that kind of study? Or has there been any proof that it might even be harmful to these little girls? Thank you.

DICK CLARK:  Yeah, thank you for your comment on our solar project at Whitehouse Station.  It’s remarkable. I made this statement at 7 1/2 acres of solar panels and until you see what 7 1/2 acres of solar panels look like, it’s just an incredible site, and so we are very proud of what our company is trying to do to be environmentally responsible throughout the world and this is just one of the next steps to be able to accomplish that and I’ll have Dr. Peter Kim answer your GARDASIL question.

Dr. Peter: Thank you for the question on GARDASIL. Indeed, our clinical studies have shown very convincingly that GARDASIL does prevent cervical cancer, prevents cervical cancer caused by two of the major sub types of human papillomavirus and so the results are very clear and unequivocal that this vaccine has an outstanding efficacy in preventing both the pre-cancerous lesions as well as cervical cancer itself. With regard to potential harmful effects, what I can tell you is that in our clinical studies we’ve looked very carefully at the adverse events both in the vaccinated group as well as the placebo group and there are no significant differences in the adverse event group [inaudible] it’s a generally safe and well tolerated vaccine. I have been told that it hurts when you get the injection but other than that, it’s generally safe and well tolerated. We have obviously continued to monitor the adverse experience with this vaccine that we get from the field.  So thank you for the question.

DICK CLARK:  Thank you Peter. Other questions. Yes.

Q: I have just a comment, not a question, my name is Madeline Edsold, I’m a ten year retiree this month. And at last year’s meeting I asked a question about perhaps getting us retirees access to some of the internet that Merck has and was I happy when I went into the little feeder and saw Merck connections, the website just for retirees, I had a little taste of it back there and I can’t wait to get home. So thank you very much for keeping us in the loop and I know things are tough in this world, it just took my daughter eight months to find another job, and it’s so happy, I’m so happy to be kept in the loop here, it’s very important to us and thank you Merck. One of the best decisions I ever made back in 1957 was to apply at Rahway. Thank God for Mrs. Giles’ typing pool. Thank you. (applause).

DICK CLARK:  Well thank you for your comments and please for all retirees, once you see the site, please give us feedback on how we can continue to improve it as well. That was feedback that we received last year. Yes. The man in the white shirt.

Q: My name is Bill Craddle. I’m a former Merck employee and a shareholder today. Last year was the first time I attended an annual meeting as a former employee and the question of VYTORIN came up and it just sat with me all year because the response pretty much was that the company stood behind VYTORIN, it was a very good drug and at the same time the company was pulling the ads from television, the stock was in the 40’s, it’s now in the 20’s, I just wanted to know the status of VYTORIN. Thank you.

DICK CLARK:  Well certainly we believe VYTORIN is a very important part of the providers and a physician’s ability to reduce LDL and in fact when you look at VYTORIN compared to Lipitor or generic simvastatin or Crestor for reducing LDL in head to head studies, VYTORIN was obviously the best and it is a very important, it’s a very safe product and we continue to support it, and the RX’s, the subscriptions for VYTORIN have stabilized this year, because they were going down last year, now they are stabilized and hopefully they will return to even better improvement as we move forward. Good question. Any other questions on this side?  Yes sir.

Q: Thank you. I’d like to make two comments first of all. I am encouraged that Merck is looking for ways to increase its presence in an ever-changing market. Secondly, I think we’re all aware that we have a close relationship with Schering-Plough in various other things. Having said that, my next question or my question is simply this, given those things, what was the idea of going into a merger with Schering-Plough rather with a bio-pharmaceutical company? I’m sure you must have some good reasons. We’d like to hear them.

DICK CLARK:  Yeah, good question. Certainly, the most important reasons for the merger of Schering-Plough and Merck. First of all you have two very important and strong companies that are really focused on science and science [Inaudible] excellence. To me the important part of pharmaceutical companies and your question about two companies coming together, they really need to be scientifically focused and have scientific excellence and so when we did our due diligence, when Dr. Kim reviewed their pipeline and how they did their science it was remarkable to see how the science excellence fits together. To me that’s the most important aspect of bringing two companies together, that there really is a culture of science capability, so that was number one. Number two, as you saw from some of the slides that I presented and perhaps Peter presented, there is complementary products and complementary compounds in the pipeline in each therapeutic area. So it was a perfect match of bringing products together and many of the therapeutic areas that were both in and the good news is that there was not much of an overlap in mechanisms of action in there, so there wasn’t a lot of duplications. I think the third reason was that when you look at it in a global basis in order to succeed in today’s pharmaceutical environment on a global basis you have to be able to have a global footprint and from the Schering-Plough revenue standpoint about 70% of their business is outside of the United States and about 30% is inside the United States so there’s greater diversity, from a footprint standpoint when you look at it on a global basis. And finally from my standpoint as CEO when you look at the culture aspirations of those companies they’re remarkably the same, so when you think about integrity and ethics and scientific excellence and customer focus, as a part of the culture of both companies it’s remarkably the same, and culture goes a long way to making sure companies really can merge together and I was very pleased with that. Obviously the financials had to work for long term shareholder value which they did, but these other comments that I made were just as important as that one, and so when we compare that to other companies include biotech there was no match for the Schering-Plough Merck merger. In the back, there’s a question. And this will be the final question.

Q: My name is [inaudible]. I’d like to know if you do any work on HDL.

DICK CLARK:  Peter?

PETER: Yes, thank you for that question. We are indeed working on mechanisms to increase HDL. HDL is the good cholesterol as opposed to LDL which is the bad cholesterol. Statins and VYTORIN and ZETIA lower LDL cholesterol, the bad cholesterol, we’re also looking at mechanisms to raise good cholesterol or HDL indeed.

DICK CLARK:  There was a person in the back that stood up as I was ... so let’s use you as a final question there, since you already stood up.

Q: Hello.

DICK CLARK:  Yes.

Q: My name is John Boquino, I’m a retiree of Merck. You know when you look at the tremendous growth in the senior citizen community around the world, you would think there’s enormous potential for a product like the shingles vaccine. However when I’ve tried to ask a number of physicians about getting it, they’re not only not informed about the product, but they can’t seem to get it. What’s wrong with the shingles vaccine?

DICK CLARK:  That’s an excellent question and something that we’re focusing a great deal of our attention on, but there are manufacturing constraints with making the ZOSTAVAX vaccine, that we’re overcoming and so hopefully within a very short period of time the back orders and the out of stock that you see in ZOSTAVAX in the United States will disappear. And the final question, the man standing right here.

Q: My name is Joel Flamholtz, a Merck retiree. Dr. Kim mentioned managing of the inherent risk of science based diversification, and several years ago as I recall, there was an emphasis put on failing early in clinical trials, it seems to me that the opposite has occurred. In the recent past, we’ve experienced failures due to regulatory and marketing problems and what was euphemistically referred to as manufacturing constraints in vaccine supply. Besides VIOXX and VYTORIN, which were end line products which developed problems – ARCOXIA was rejected by the FDA, CORDAPTIVE required more data, over the counter MEVACOR failed several times, PARGLUVA was rejected by the FDA, the HIV vaccine was withdrawn, GABOXADOL for insomnia was withdrawn, the obesity drug was withdrawn, hepatitis B vaccine was put on hold, migraine drug recently delayed, HPV vaccine for older women delayed for more data, and in manufacturing we’ve experienced contamination in HIV, and problems in the manufacture of ZOSTAVAX. It seems to me that we haven’t reached our stated goals and I want to know why we should believe that we’re going to make progress in the future. Thank you.

DICK CLARK:  Well from the sound of those two questions, that you’re asking, two separate questions, the first question is around the manufacturing capacity constraints that we talked about with vaccines. And certainly we had very dedicated employees at West Point who are helping us work through there from the processing standpoint as well as the capacity issues to be able to overcome some of those capacity issues and I have a great deal of confidence in the West Point organization and to be able to solve those issues for our vaccines and we’ll be able to come on that in a very short period of time this year and next year, so that’s one issue. The other issue that you raised on the issues that we’re having with late stage pipeline, unfortunately is a state of the union is what we have is an industry right now and when you think of how tough innovation, how tough it is to create and discover new products and to be able to take it through the system it becomes more challenging each and every year, and so from an innovation standpoint what’s important is that we use new technology, we use new capabilities to be able to overcome that, but there is no doubt throughout the industry, including Merck, that it’s very difficult not from an innovation standpoint, with the risk benefits that we face, so we appreciate your question and we hope that as Peter showed you our pipeline, particularly our early stage pipeline and how it’s been expanding and how that relates to what Schering-Plough is doing that we have the capabilities, we move forward to be successful, because as you know it is all about the pipeline, so thank you. If there are no further questions, we will proceed with the rest of the meeting and I’ll certainly be available after the meeting if anybody has questions you want to ask of me. The final report of the Inspectors of Elections will not be available today. We do however have a preliminary report which I now ask Ms. Colbert to present.

Ms. COLBERT: The Inspectors of Election have presented their preliminary report. They have determined that each of the 15 directors nominated by the board has been elected by a majority of the votes cast, and the Audit Committee’s request for ratification of PriceWaterhouseCoopers LLP as the independent registered public accounting firm has been approved. The proposal to amend the Restated Certificate of Incorporation to limit the size of the Board to no more than 18 directors has been approved. It received an affirmative vote of 98.7% of the total votes cast. A majority of the votes cast was required for this proposal to be approved. A majority of shares present in person or represented by proxy and entitled to vote is required for approval of each of the stockholder proposals. The Inspectors have determined that the stockholder proposal concerning Special Shareholder Meetings has received an affirmative vote of 49.7% of the total votes cast. The stockholder proposal concerning an Independent Lead Director has received an affirmative vote of 14.6% of the total votes cast and the stockholder proposal concerning an Advisory Vote on Executive Compensation has received an affirmative vote of 46.1% of the total votes cast. Final results will be available Friday on the Company’s toll free telephone number 1-800-225-5675 and also on the Company’s website www.merck.com under Investor Relations, along with an archived webcast of this meeting.

DICK CLARK:  The business of the meeting has now been completed. On behalf of the Board and our management team, I thank you for your attendance here today and for the interest you have shown in the affairs of our Company. When you leave the Theatre, buses will be outside waiting to take you to your cars. The final matter before you is to conclude the meeting. All those in favor, say aye.

PEOPLE:  Aye.

DICK CLARK:  Those against? (applause). I declare this meeting is concluded. Thank you very much. (applause).

Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, statements about the benefits of the proposed merger between Merck and Schering-Plough, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Merck’s and Schering-Plough’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the possibility that the expected synergies from the proposed merger of Merck and Schering-Plough will not be realized, or will not be realized within the expected time period, due to, among other things, the impact of pharmaceutical industry regulation and pending legislation that could affect the pharmaceutical industry; the ability to obtain governmental and self-regulatory organization approvals of the merger on the proposed terms and schedule; the actual terms of the financing required for the merger and/or the failure to obtain such financing; the failure of Schering-Plough or Merck stockholders to approve the merger; the risk that the businesses will not be integrated successfully; disruption from the merger making it more difficult to maintain business and operational relationships; the possibility that the merger does not close, including, but not limited to, due to the failure to satisfy the closing conditions; Merck’s and Schering-Plough’s ability to accurately predict future market conditions; dependence on the effectiveness of Merck’s and Schering-Plough’s patents and other protections for innovative products; the risk of new and changing regulation and health policies in the U.S. and internationally and the exposure to litigation and/or regulatory actions. Merck and Schering-Plough undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.  Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in Merck’s 2008 Annual Report on Form 10-K, Schering-Plough’s 2008 Annual Report on Form 10-K and each company’s other filings with the Securities and Exchange Commission (the “SEC”) available at the SEC’s Internet site (www.sec.gov).

Additional Information

In connection with the proposed transaction, Schering-Plough will file a registration statement, including a joint proxy statement of Merck and Schering-Plough, with the SEC.  Investors are urged to read the registration statement and joint proxy statement (including all amendments and supplements to it) because they will contain important information.  Investors may obtain free copies of the registration statement and joint proxy statement when they become available, as well as other filings containing information about Merck and Schering-Plough, without charge, at the SEC’s Internet web site (www.sec.gov). These documents may also be obtained for free from Schering-Plough’s Investor Relations web site (www.schering-plough.com) or by directing a request to Schering-Plough’s Investor Relations at (908) 298-7436. Copies of Merck’s filings may be obtained for free from Merck’s Investor Relations Web Site (www.merck.com) or by directing a request to Merck at Merck’s Office of the Secretary, (908) 423-1000.

Merck and Schering-Plough and their respective directors and executive officers and other members of management and employees are potential participants in the solicitation of proxies from Merck and Schering-Plough shareholders in respect of the proposed transaction.

Information regarding Schering-Plough’s directors and executive officers is available in Schering-Plough’s proxy statement for its 2009 annual meeting of shareholders, filed with the SEC on April 27, 2009, and information regarding Merck’s directors and executive officers is available in Merck’s proxy statement for its 2009 annual meeting of stockholders, filed with the SEC on March 13, 2009.  Additional information regarding the interests of such potential participants in the proposed transaction will be included in the registration statement and joint proxy statement filed with the SEC in connection with the proposed transaction.